Exhibit 10.1

FIRST AMENDMENT TO

EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT is entered into by and between Gastar Exploration, Ltd., a Canadian corporation, Gastar Exploration USA, Inc., f/k/a First Sourcenergy Wyoming, Inc., a Michigan corporation (together, the “Company”), and J. Russell Porter (“Porter”) as of July 25, 2008.

WHEREAS, the Company and Porter have heretofore entered into that certain Employment Agreement effective as of March 23, 2005 (the “Employment Agreement”); and

WHEREAS, the Company and Porter desire to amend the Employment Agreement to comply with the applicable provisions of section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury regulations issued thereunder;

NOW, THEREFORE, in consideration of the premises set forth above and the mutual agreements set forth herein, the Company and Porter hereby agree, effective as of the date set forth above, the Employment Agreement is hereby amended as provided below:

1.	Section 5 is amended by adding thereto the following:

Any bonus payable to Porter for a calendar year shall be paid not later than the 15th day of the third month following the end of such year.

2.	Section 6(b) is amended to read as follows:

The Company shall pay or reimburse Porter each calendar year up to $25,000 for his membership dues incurred in such clubs and/or organizations that year as are reasonable and customary for the President and CEO.

3.	Section 6(c) is amended to read as follows:

The Company shall reimburse Porter for all necessary and reasonable business expenses incurred by him in accordance with the Company’s written policy applicable to executives with respect to such expenses.

4.	Section 8(b) is amended to read as follows:

Amount of Severance Payment. Porter shall receive a lump sum severance payment equal to the product of (i) 4.5 and (ii) his highest rate of annual base salary in effect at any time during the one year period preceding Porter’s termination of employment, and if Porter timely elects COBRA health plan continuation coverage under the Company’s group health plan, the Company shall pay Porter, on the first of each month during his COBRA continuation period, an amount equal to his required COBRA premium. If Porter dies during the COBRA continuation period, this health plan continuation coverage and the Company’s monthly payment of the COBRA premium amount will continue for the benefit of Porter’s eligible beneficiary(ies) for the remainder of the COBRA continuation period applicable to them.

5.	The following new Section 8(c) is added:

§409A Delay in Payments. Notwithstanding anything in this Agreement to the contrary, if on the date of his separation from service Porter is a “specified employee,” as defined in IRC Section 409A and the Treasury regulations thereunder, then all or the portion of any severance payments, benefits, or reimbursements under this Agreement that would be subject to the additional tax provided by IRC Section 409A(a)(1)(B) if not delayed as required by IRC Section 409A(a)(2)(B)(i) shall be delayed until the first day of the seventh month following his separation from service date (or, if earlier, Porter’s date of death) and shall be paid as a lump sum (without interest) on such date. A termination of Porter’s employment for purposes of this Agreement means a “separation from service” for purposes of IRC Section 409A and the Treasury regulations thereunder.

6.	Section 9 is amended to read as follows:

Effective on the date of Porter’s termination of employment pursuant to Paragraph 4 above, excluding 4(c), the unvested portion of any and all stock options held by Porter on such date shall immediately become fully vested. All other terms of any such stock options shall remain unchanged.

7.	Section 15 is amended by adding thereto a new paragraph (m) to read as follows:

Any reimbursement of expenses provided to Porter by this Agreement, whether pursuant to Section 6(b), Section 11 or otherwise, shall be made by the Company upon or as soon as practicable following the receipt of supporting documentation reasonably satisfactory to the Company, but in no event later than the close of Porter’s taxable year following the taxable year in which the expense is incurred by Porter. The amount of expenses eligible for reimbursement with respect to any taxable year of Porter shall not affect the expenses eligible for reimbursement in any other taxable year of Porter and Porter’s right to reimbursement is not subject to liquidation or exchange for another benefit.

Except as expressly modified by this First Amendment, the terms of the Employment Agreement shall remain in full force and effect and are hereby confirmed and ratified. The Gastar Exploration, Ltd. Employee Change of Control Severance Plan (“Severance Plan”) provides severance benefits thereunder are to be offset by the severance benefits provided under this Employment Agreement to avoid any duplication of benefits. Nothing in the Severance Plan shall be construed or operate to eliminate the COBRA continuation coverage and Company monthly COBRA premium payments provided to surviving beneficiaries of Porter under this Employment Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment as of the date first set forth above.

GASTAR EXPLORATION USA, INC., f/k/a FIRST SOURCENERGY WYOMING, INC.		GASTAR EXPLORATION, LTD.

By:	/s/ MICHAEL A. GERLICH	By:	/s/ MICHAEL A. GERLICH
Name:	Michael A. Gerlich	Name:	Michael A. Gerlich
Title:	CFO and Vice-President	Title:	CFO and Vice-President

PORTER

/s/ J. RUSSELL PORTER
J. Russell Porter